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                                                                     EXHIBIT 5.1

                                November 12, 2001

Safeguard Scientifics, Inc.
800 The Safeguard Building
435 Devon Park Drive
Wayne, PA 19087-1945

Gentlemen:

         I am Executive Vice President and General Counsel of Safeguard Scientifics, Inc. (the "Company"), and I am delivering this opinion in connection with the preparation of the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") relating to an aggregate of an additional 3,000,000 shares of Common Stock of the Company, $.10 par value per share (the "Shares"), issuable pursuant to grants made by the Company under the 2001 Associates Equity Compensation Plan ("2001 Plan").

         In this connection, I have reviewed the Company's Articles of Incorporation, its Bylaws, resolutions of its Board of Directors and shareholders, and such other documents and corporate records as I have deemed appropriate in the circumstances. My opinion is limited solely to matters governed by the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

         Based upon the foregoing and consideration of such questions of law as I have deemed relevant, I am of the opinion that the Shares, when issued in accordance with the terms of the 2001 Plan, will be validly issued, fully paid and nonassessable.

         I consent to the use of this opinion as an exhibit to the Registration Statement. In giving such opinion, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission.

         The opinion herein is for the sole benefit of, and may be relied upon only by, the Company.

                                    Very truly yours,

                                    /s/ N. Jeffrey Klauder
                                    --------------------------------------------
                                    N. Jeffrey Klauder
                                    Executive Vice President and General Counsel